June 29, 2023
Aristotle Funds Series Trust
11100 Santa Monica Blvd.
Suite 1700
Los Angeles, CA 90025
Re:    Aristotle Funds Series Trust
Ladies and Gentlemen:
We have acted as special Delaware counsel for Aristotle Funds Series Trust, a Delaware statutory trust (the “Trust”), in connection with the matters set forth herein. At your request, this opinion is being furnished to you. Capitalized terms used herein and not otherwise defined shall have the respective meanings set forth in the Trust Instrument, except that reference herein to any document shall mean such document as in effect on the date hereof.
We have examined originals or copies of the following documents:
(a)The Certificate of Trust of the Trust, which was filed with the Secretary of State of the State of Delaware on November 29, 2022 (the “Certificate of Trust”);
(b)The Agreement and Declaration of Trust of the Trust, dated as of November 29, 2022, made by the trustee named therein (the “Trust Instrument”);
(c)The Trust’s Registration Statement on Form N-14 (the “Registration Statement”) with respect to the reorganization of the Aristotle Value Equity Fund series, Aristotle/Saul Global Equity Fund series, Aristotle International Equity Fund series, Aristotle Core Equity Fund series, and Aristotle Small Cap Equity Fund series of the Acquired Trust (as defined below), and the Aristotle Value Equity Fund II series, Aristotle/Saul Global Equity Fund II series, Aristotle International Equity Fund II series, Aristotle Core Equity Fund II series, and Aristotle Small Cap Equity Fund II series of the Trust, filed with the Securities and Exchange Commission on or about the date hereof;
(d)The By-Laws of the Trust (the “By-Laws”), as in effect on the date hereof as approved by the Board of Trustees of the Trust (the “Board”);
(e)Copies of certain resolutions (the “Resolutions”) adopted by the Board with respect to the approval of the Agreements (as defined below) and the issuance of shares of beneficial interest in the Aristotle Value Equity Fund II series, Aristotle/Saul Global Equity Fund II series, Aristotle

Aristotle Funds Series Trust
June 28, 2023

International Equity Fund II series, Aristotle Core Equity Fund II series, and Aristotle Small Cap Equity Fund II series of the Trust and the classes of such shares described therein (each a “Share,” and collectively the “Shares”);
(f)A certificate of the Secretary of the Trust with respect to certain matters, dated on or about the date hereof;
(g)A copy of the Agreement and Plan Reorganization (the “Agreement No. 1”), to be entered into by Investment Managers Series Trust (the “Acquired Trust”) with respect to its Aristotle Value Equity Fund series and Aristotle/Saul Global Equity Fund series and the Trust with respect to its Aristotle Value Equity Fund II series and Aristotle/Saul Global Equity Fund II series, and Aristotle Investment Services, LLC, filed as an exhibit to the Registration Statement;
(h)A copy of the Agreement and Plan Reorganization (the “Agreement No. 2” and together with Agreement No. 1, the “Agreements”), to be entered into by the Acquired Trust with respect to its Aristotle International Equity Fund series, Aristotle Core Equity Fund series, and Aristotle Small Cap Equity Fund series and the Trust with respect to its Aristotle International Equity Fund II series, Aristotle Core Equity Fund II series, and Aristotle Small Cap Equity Fund II series, and Aristotle Investment Services, LLC, filed as an exhibit to the Registration Statement; and
(i)A Certificate of Good Standing for the Trust, dated June 27, 2023, obtained from the Secretary of State.
We have not reviewed any documents other than the foregoing documents for purposes of rendering our opinions as expressed herein. In particular, we have not reviewed any document (other than the foregoing documents) that is referred to in or incorporated by reference into any document reviewed by us. We have assumed that there exists no provision of any such other document that bears upon or is inconsistent with our opinions as expressed herein. We have conducted no independent factual investigation of our own but have relied solely upon the foregoing documents, the statements and information set forth therein and the additional matters recited or assumed herein, all of which we have assumed to be true, complete and accurate in all material respects.
With respect to all documents examined by us, we have assumed (i) the authenticity of all documents submitted to us as authentic originals, (ii) the conformity with the originals of all documents submitted to us as copies or forms, and (iii) the genuineness of all signatures.
For purposes of this opinion, we have assumed (i) that the Trust Instrument and the By-Laws constitute the entire agreement among the parties thereto with respect to the subject matter thereof, including with respect to the creation, operation and termination of the Trust, and that the Agreements, the Trust Instrument, the By-laws and the Certificate of Trust are in full

Aristotle Funds Series Trust
June 28, 2023

force and effect and will not be amended, (ii) except to the extent provided in paragraph 1 below, the due organization, due establishment or due formation, as the case may be, and valid existence in good standing of the Trust and of each party to the documents examined by us under the laws of the jurisdiction governing its organization, establishment or formation, (iii) the legal capacity of natural persons who are parties to the documents examined by us, (iv) that each of the parties to the documents examined by us has the power and authority to execute and deliver, and to perform its obligations under, such documents, (v) the due authorization, execution and delivery by all parties thereto of all documents examined by us, (vi) the payment by each person to whom a Share has been or is to be issued by the Trust (collectively, the “Shareholders”) for such Share, in accordance with the Agreements, the Trust Instrument and the Resolutions and as contemplated by the Registration Statement, (vii) that the Shares are issued and sold to the Shareholders in accordance with the Agreements, the Trust Instrument and the Resolutions and as contemplated by the Registration Statement, (viii) that any amendment or restatement of any document reviewed by us has been accomplished in accordance with, and was permitted by, the relevant provisions of said document prior to its amendment or restatement from time to time, and (ix) all conditions precedent set forth in the Agreements shall have been satisfied at the time of the issuance of the Shares. We have not participated in the preparation of the Registration Statement and assume no responsibility for its contents.
This opinion is limited to the laws of the State of Delaware (excluding the securities laws of the State of Delaware), and we have not considered and express no opinion on the laws of any other jurisdiction, including federal laws and rules and regulations relating thereto. Our opinions are rendered only with respect to Delaware laws and rules, regulations and orders thereunder which are currently in effect.
Based upon the foregoing, and upon our examination of such questions of law and statutes of the State of Delaware as we have considered necessary or appropriate, and subject to the assumptions, qualifications, limitations and exceptions set forth herein, we are of the opinion that:
1.The Trust is validly existing in good standing as a statutory trust under the Delaware Statutory Trust Act, 12 Del. C. § 3801, et. seq.
2.The Shares of the Trust have been duly authorized and, when issued, will be validly issued, fully paid and nonassessable beneficial interests in the Trust.
This opinion may be relied upon by you in connection with the matters set forth herein, including in connection with the delivery of your legal opinion relating to the Shares.

Very truly yours,
/s/ Richards, Layton & Finger, P.A.

Aristotle Funds Series Trust
June 28, 2023

JWP/MMK